UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12b-25
                           NOTIFICATION OF LATE FILING


                                                        SEC FILE NUMBER: 0-18113
                                                        CUSIP NUMBER: 8800332101


     (Check One): Form 10-K and Form 10-KSB [X] Form 20-F [ ] Form 11-K [ ]
                  Form 10-Q and Form 10-QSB [ ] Form N-SAR [ ]

                         For Period Ended: June 30, 2005

                [ ] Transition Report on Form 10-K or Form 10-KSB
                [ ] Transition Report on Form 20-F
                [ ] Transition Report on Form 11-K
                [ ] Transition Report on Form 10-Q or Form 10-QSB
                [ ] Transition Report on Form N-SAR
              For the Transition Period Ended: ___________________

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:

PART I -- REGISTRANT INFORMATION

LGA, INC.
--------------------------------------------------------------
Full Name of Registrant


TENET INFORMATION SERVICES, INC.
--------------------------------------------------------------
Former Name if Applicable:


3380 NORTH EL PASO STREET, SUITE G
--------------------------------------------------------------
Address of Principal Executive Office (Street and Number)


COLORADO SPRINGS, COLORADO   80907
--------------------------------------------------------------
City, State and Zip Code

PART II -- RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

          (a)  The reasons  described in  reasonable  detail in Part III of this
 --- form could not be eliminated without unreasonable effort or expense;

  X       (b)  The subject annual report,  semi-annual report, transition report
 ---           on Form 10-K,  Form  10-KSB,  Form 20-F,  11-K or Form N-SAR,  or
               portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q or Form
               10-QSB, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

          (c)  The  accountant's  statement  or other  exhibit  required by Rule
 ---           12b-25(c) has been attached if applicable.

PART III -- NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 10-KSB, 20-F, 11-K, 10-Q, 10-QSB, N-SAR, or the transition report portion thereof, could not be filed within the prescribed time period.

     The Registrant could not review and complete its Annual Report on Form 10-KSB without incurring unreasonable effort and expense in connection with accurately preparing and presenting all necessary disclosures. The Registrant will file its Annual Report on Form 10-KSB as soon as possible, and in any event no later than the prescribed due date for such report.

PART IV-- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

     Marty Williams                  (719)                      630-3800
    ---------------                ---------                ----------------
        (Name)                    (Area Code)              (Telephone Number)


(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no,
identify report(s).     Yes [X]   No [ ]

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                        Yes [ ]   No [X]

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


                                    LGA, INC.
                  --------------------------------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date:  September 28, 2005                  By:  /s/  Marty Williams
                                                --------------------------------
                                                Name:    Marty Williams
                                                Title:   Chief Executive Officer





INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.


                                    ATTENTION

Intentional misinformation or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).